EXHIBIT 10.26

I.  INTRODUCTION

1.
THIS AGREEMENT, made and entered into as of March 24, 2010, by and between the Southern Connecticut Gas Company, (hereinafter called the Company) and the United Steelworkers Of America on behalf of Local Union 12000 (hereinafter called the Union),  WITNESSETH:

2.	Purpose Of Agreement

That for the purpose of facilitating the peaceful adjustment of differences that may arise from time to time, and of promoting harmony and efficiency, to the end that employees and the Company and the general public may be mutually benefited, the parties hereto contract and agree with each other, as follows:

3.     Legal Considerations

No provision in this Agreement shall be deemed to require the Company or the Union to disregard existing or future statutes, decrees, orders, rulings or regulations.  All provisions of this Agreement are subject to all applicable statutes now or hereafter in effect and to the lawful regulations, rulings, decrees and orders of all Courts and regulatory bodies having jurisdiction.  If any such statutes, regulations, rulings, decrees or orders shall conflict with any provision of this Agreement, said provision shall be void and unenforceable, and the Company and the Union shall meet to discuss the apparent unenforceability and replacement provisions.

The unenforceability of any provision shall not affect the remaining provisions of this Agreement.

4.	The masculine pronoun wherever used herein shall include the feminine.

II.  RECOGNITION

1.      Union Recognition and Bargaining Unit

The Company hereby recognizes the Union as the exclusive bargaining agent with respect to wages, hours and conditions of employment, for a bargaining unit consisting of all Company employees performing the type of work covered by the job classifications listed in Appendix A.  Excluded from the bargaining unit are executives, managerial employees, professional employees, confidential employees, office clerical employees (except those listed in Appendix A), and all guards and supervisors as defined in the Act.

2.      Bulletin Boards

The Company shall provide ample bulletin board space for posting notices of Union meetings.  The bulletin boards shall be located at convenient places in each department.  Material other than notices of Union meetings shall be submitted to the Management and approved by it before posting.

3.	Union Business

Neither the Union nor its officers or members will conduct Union business on Company time, other than soliciting new members.  The Union agrees that Union meetings with members will not be called on Company time.  This verbal request must be presented to the Company 48 hours prior to the requested time off when feasible.  Notification to the Supervisor and Human Resources is required.

III.  RESPONSIBILITY

1.      Responsibility of Management

The direction of the employed personnel, including the right to hire, to suspend or discharge for proper cause, to transfer, promote or demote, and the right to relieve employees from duty because of lack of work, or for other legitimate reasons is vested exclusively in the Company, provided that this will not be used for the purpose of discrimination against any employee and provided that such rights vested in the Company shall not be inconsistent with any other provisions of this Agreement.  The Company reserves the right to establish and publish from time to time rules and regulations which are not inconsistent with the terms of this Agreement.  The Company agrees not to put such rules and regulations into effect without prior discussion with the Union.  The Company shall protect all of its employees against all complaints, charges or accusations until after appropriate investigation has been made.

The right to determine who are to hold supervisory positions is vested exclusively in the Company.

2.	No Strike - No Lockout

During the term of this Agreement, there shall be no lock-outs by the Company, and the Union agrees that there shall be no strikes, walk-outs, concerted slow-downs or other interference with the normal course of the Company's business.

3.	Corrective Procedure

In further consideration of the mutual promises contained herein, the parties hereto expressly agree that neither party shall bring or cause to be brought, any court, or other legal or administrative action against the other until the dispute, claim, grievance or complaint shall have been brought to the attention of the party against whom it shall be made and the said party, after actual notice of same, shall within a reasonable time, fail to take steps to correct the cause or circumstances giving rise to such dispute, claim, grievance, or complaint.

4.	No Discrimination

Neither the Company nor the Union, nor the respective officers, members or employees of either, shall discriminate against, coerce or intimidate any temporary or permanent employee because of  race, color, religion, age, sex, sexual orientation, national origin, physical or mental disability,  marital status, veteran status, or any other conditions protected by law.

5.	Responsibility of Union

The Union agrees that it will use its best efforts to make certain that its members will individually and collectively perform loyal and efficient work and services and will use their influence and best efforts to protect the property of the Company and the Company's interest, and will assist in promoting sales of the Company's product, and otherwise will cooperate with the Company and employees of all departments in promoting and advancing the welfare of the Company and its services at all times.

IV.  UNION MEMBERSHIP

1.	Union Shop

It shall be a condition of employment that all employees of the employer covered by this Agreement, who are members of the Union in good standing on the effective or execution date of this Agreement, whichever is the later, shall remain members in good standing and those who are not members on the effective or execution date of this Agreement, whichever is later, shall on the thirtieth day following the effective or execution date of this Agreement, whichever is the later, become and remain members in good standing in the Union.  It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its effective or execution date, whichever is the later, shall on the thirtieth day following the beginning of such employment become and remain members in good standing in the Union.  The Company shall notify the Union of all new employees to be covered by this Agreement no later than the tenth day of the month following their employment.

2.	Assignability

This Agreement shall be binding upon the successors and the assignees of the parties hereto and no provision, terms or obligations herein contained shall be affected, modified, altered or changed in any respect whatsoever by any change in the regular status, ownership or management of either party herein.

3.	Collection of Dues

The Company agrees to deduct from the wages of each employee on the first pay day of each month (or as otherwise agreed to by the parties), in accordance with the expressed terms of a signed voluntary authorization to do so, the monthly dues as provided by the Constitution of the International Union, initiation fees for each new member and reinstatement fees for the month or months owed and to remit such check-off to the International Secretary-Treasurer of the United Steelworkers of

America, Five Gateway Center, Pittsburgh, Pennsylvania 15222, on or before the first day of the following month.  Monthly remittances shall be accompanied by an itemized statement showing the name of each Union member and the amount checked off with a copy given to the Local Union Financial Secretary.

An Employee who has worked at least five (5) days in the current month and who quits, is laid off, or is discharged for cause, shall have the current month's dues deducted from his final pay.

4.	Probationary Period

The probationary period for new employees will be considered a trial period and they may be terminated during this period at the discretion of the Company, without appeal by the Union.  All new employees who have served the six (6) months probationary period shall be considered regular employees with seniority rights as from the day of employment, but at any time after employment, upon receipt of a proper authorization executed by a probationary employee, the Company will deduct his initiation fee and dues and pay them over to the Union, as provided herein.

5.    Temporary Employees

Temporary employees are defined as employees hired for a temporary period of time.  When the need for hiring temporary employees arises, the Company will meet with the Union to discuss the matter and the number of such employees to be hired will be determined on the basis of the Company's reasonable need at the time.

Temporary employees will be hired at the rate shown for temporary employees on the rate schedule.

A temporary employee rehired will be credited cumulatively for the required period of time for an increase.

Temporary employees are not entitled to benefits of pension, sick pay, vacations, all insurance coverages, inclement weather payments for more than two (2) hours, seniority or the right to be considered for regular employees status.

Temporary C & M Department employees will receive two (2) hours pay when they are required to report for work on days on which, in the opinion of the Company, conditions prevent them from working.

Should the need arise to utilize a temporary employee for a period longer than four months, the Company will meet with the Union to discuss the possibility of extending the employee's temporary status.  The union agrees that its consent will not be unreasonably withheld.  When an employees' temporary status expires, the employee shall be considered a regular employee and the job will be posted per the contract.

No reduction will take place in a department while temporary employees are working in that department.  Any laid off employee or an employee being reduced will be offered continued employment or recall if qualified, before a temporary employee is maintained at work or hired.  In the event of a reduction in force or before any regular employee is laid off, temporary employees will be reduced and laid off first.

V.  HOURS OF WORK

1.	Work Day, Work Week

Five (5) days of eight (8) consecutive hours, shall constitute a week's work.

The Company agrees that the work schedules will not be changed for the duration of the Agreement, unless by mutual agreement. The Union agrees that its consent will not be unreasonably withheld.

A stated hour for reporting to work shall be given each employee, and except in the case of emergency, shall be in accord with the work schedules as shown below.

2.	Daily Work Schedules

CONSTRUCTION & MAINTENANCE:

7:00 A.M. -  3:00 P.M. (Crew members may individually take a 15 minute working lunch break while other crew members simultaneously continue to perform their assigned duties)

Lead Welder, Welder A, Lead Street Technician, Street Technician A, Street Technician B, Street Technician C, Laborer, Deliverer A, Deliverer B, Machine Operator A, Machine Operator B

7:00 A.M. – 3:30 P.M. (Half-hour lunch period to be taken between 11:30 A.M. – 1:00 P.M.)

Lead Regulator Technician, Regulator Technician A, Regulator Technician B

GAS ENGINEERING:

7:30 A.M. - 4:00 P.M.(Rotating half hour lunch period to be taken between 11:30 A.M. – 1:00 P.M.

            Drafter Record Clerk
    Drafting Specialist

7:30 A.M. - 4:00 P.M.(half hour lunch between 12:00 Noon & 12:30 P.M.)
Corrosion Mechanic
Corrosion Mechanic B

TRANSPORTATION & MAINTENANCE DEPARTMENT:

7:00 A.M. - 3:30 P.M. (Fixed lunch to be taken 12:00 noon - 12:30 p.m.) April 1 - October 31

7:30 A.M. - 4:00 P.M. (Fixed lunch to be taken 12:00 noon - 12:30 p.m.)November 1 - March 31

Lead Fleet Mechanic, Mechanic A (Fleet), Mechanic B (Fleet), Mechanic C (Fleet), Maintenance Mechanic A, Mechanic A-(Maintenance), Mechanic B (Maintenance),  Fleet Record Clerk

3:00 P.M. - 11:30 P.M. (Fixed lunch to be taken 7:00 p.m. - 7:30 p.m.) April 1 - October 31

3:30 P.M. - 12:00 Midnight (Fixed lunch to be taken 7:00 p.m. - 7:30 p.m.) November 1 - March 31

Lead Fleet Mechanic, Mechanic A (Fleet), Mechanic B (Fleet), Mechanic C (Fleet)

METER SHOP:

7:30 A.M. - 4:00 P.M. (half hour lunch to be taken between 11:30 A.M. & 1:00 P.M.

Meter Person A, Meter Tester, Meter Repairer B, Meter Repairer, Lead Meter Repairer, Meter Repairer Generalist

7:30 A.M. - 4:00 P.M. (half hour lunch to be taken between 12:00 Noon & 1:00 P.M.)
           Meter Shop Generalist

STORES::

7:00 A.M. - 3:30 P.M. (half hour lunch to be taken between 11:30 a.m. - 1:00 p.m.)

Lead Storeroom Clerk, Storeroom Clerk A, Storeroom Clerk B, Appliance/Appliance Parts Clerk, Inventory Control Generalist, Plant Services Generalist

8:30 A.M. – 5:00 P.M. (half hour lunch to be taken between 11:30 A.M. – 1:00  P.M.)
Plant Services Generalist

METER READING/COLLECTION DEPARTMENT:

7:30 A.M. - 4:00 P.M. (Half hour lunch period to be taken between 11:30 A.M. and 2:00 P.M.)

Senior Utility Helper/Meter Reader, Collector, Special Collector

INSTRUMENTATION:

7:30 A.M. – 4::00 P.M. (Half hour lunch period to be taken between 11:30 A.M. and 2:00 P.M.)

   Lead Instrument Technician, Measurement Technician, Instrument Technician, Instrument Technician B

 Hours: 7:00 A.M. - 12 N, 12:30 P.M. - 3:30 P.M.
 Instrument Technician B
 Instrument Technician
 Lead Instrument Technician
 Measurement Technician

CUSTOMER SERVICE DEPARTMENT:

Hours: 7:00 A.M. - 3:30 P.M. (Half hour lunch period to be taken between 11:00 A.M. and 1:00 P.M.)

Days:  Monday through Friday:
Service Technician A Instructor, Service Technician A, Lead Service Technician, Technical Services Specialist, Meter Representative

   Hours:  7:00 A.M. – 3:30 P.M. (Half hour lunch period to be taken between 11:00 A.M. and 1:00 P.M.
 Days:  Tuesday through Saturday
Meter Representative

Hours: 8:00 A.M. - 4:30 P.M. (Half hour lunch period to be taken between 11:30 A.M. and 1:30 P.M. other than shift personnel)

Days: Monday through Friday

Service Technician A Instructor, Service Technician A, Lead Service Technician, Technical Services Specialist, Special Service Rep (Middlesex) Service Technician B, Service Technician C,  Apprentice Helper, Helper, Fitter A, Mechanic A-Service, (other than shift personnel)

Shift Personnel:

Hours:	(1st shift)	8:00 A.M. through 4:00 P.M.
	(2nd shift)	4:00 P.M. through 12:00 Midnight.
	(3rd shift)	10:00 PM through 6:00 A.M.
12:00 Midnight through 8:00 A.M.

SERVICE TECHNICIAN SCHEDULES:

	A	B	C	D	E	F	G	H	I	J
Sunday	Off	10 PM-6 AM	Off	4-12	8-4	Off	Off	Off	Off	Off
Monday	Off	10 PM – 6 AM	Off	4-12	8-4	Off	Off	Off	6 AM – 2 PM	6 AM – 2 PM
Tuesday	8-4	10 PM – 6 AM	4-12	4-12	8-4	8-4	8-4	7-3:30	6 AM – 2 PM	6 AM – 2 PM
Wednesday	8-4	10 PM – 6 AM	4-12	4-12	8-4	8-4	8-4	7-3:30	6 AM – 2 PM	6 AM – 2 PM
Thursday	8-4	10 PM – 6 AM	4-12	4-12	8-4	8-4	8-4	7-3:30	6 AM – 2:00 PM	6 AM – 2 PM
Friday	12-8	Off	4-12	Off	Off	8-4	8-4	7-3:30	6 AM – 2 PM	6 AM – 2 PM
Saturday	12-8	Off	4-12	Off	Off	8-4	8-4	7-3:30	Off	Off

Note:

(1) Meter Representative
“H” Shift – 7:00 A.M. – 3:30 P.M.
Tuesday through Saturday

(1) Meter Representative
“H” Shift – 7:00 A.M. – 3:30 P.M.
Tuesday through Saturday; Saturday does Dispatching from 8:00 A.M. to 4:00 P.M. with primary coverage for vacations and absences.

───────────────────────────────────────
Dispatchers:

Hours:             7:00 A.M. – 4:00 P.M. (1 hour lunch between 12:30 P.M. and 1:30 P.M (Shift A) and between
         11:30 A.M. and 12:30 P.M. (Shift B)).
  11:00 A.M. - 7:00 P.M.

    Days: Monday - Friday
    Dispatcher
    Lead Dispatcher
    Technical Services Dispatcher

(1st shift)                  8:00 AM – 4:00 PM
(2nd shift)	4:00 P.M. - 12 Midnight

(3rd shift)	Midnight - 8:00 A.M.
Dispatcher
Technical Services Dispatcher

DISPATCHER SCHEDULES

	A	B	C	D	E	F	G	H	I	J
Sunday	OFF	OFF	OFF	8-4	12-8	4-12	OFF	4-12	8-4	OFF
Monday	7-4	7-4	11-7	8-4	12-8	4-12	OFF	OFF	4-12	OFF
Tuesday	7-4	7-4	11-7	8-4	12-8	4-12	4-12	OFF	OFF	7-3:30
Wednesday	7-4	7-4	11-7	8-4	12-8	OFF	4-12	4-12	OFF	7-3:30
Thursday	7-4	7-4	11-7	OFF	12-8	OFF	4-12	4-12	8-4	7-3:30
Friday	7-4	7-4	11-7	OFF	OFF	4-12	12-8	4-12	8-4	7-3:30
Saturday	OFF	OFF	OFF	8-4	OFF	4-12	12-8	4-12	8-4	7-3:30

   J Shift:  Spare dispatcher is Meter Representative assigned to Service Technician Shift J
   Spare dispatcher is primary coverage for all single day or weekly absences as the Company requires.

GAS CONTROL DEPARTMENT:

Hours: 7:00 A.M. - 12 N, 12:30 P.M. - 3:30 P.M.
Days:  Monday through Friday

Electrician, Gas Control Mechanic, Gas Control Mechanic-Operator, General Helper, Regulator Technician A, Regulator Technician B, Lead Electrician, LNG Measurement Technician, LNG Technician

Hours: 7:00 A.M. - 3:00 P.M., 3:00 P.M. - 11:00 P.M., 11:00 P.M.-7:00 A.M.
LNG Maintenance Operator.

Hours: 7:00 A.M. - 12 N, 12:30 P.M. - 3:30 P.M.
LNG Utility Operator when not on shift

3.	Shift Schedules

A regularly scheduled first shift shall not start prior to 6:00 A.M.

A regularly scheduled second shift shall not start prior to 11:00 A.M.

A regularly scheduled third shift shall not start prior to 10:00 P.M.

Eight hour shifts have no scheduled lunch period.

4.	Work Schedule Changes

The Company agrees that the work schedules will not be changed for the duration of the Agreement, unless by mutual agreement.  The Union agrees that its consent to a change will not be unreasonably withheld.

VI.  WAGES

1.	Wage Level

The Company agrees to provide wage schedules, (Appendices A1 through A5) which will give each employee a fair wage for work performed.  Wage differentials between jobs are based on differences in responsibilities, skill and duties.

2.	Wage Grades

Jobs of the same relative value are grouped together in Wage Grades. The grade determines the rate of pay for all jobs included in the grade except as otherwise agreed to in the contract.

3.        Wage Ranges

Wage ranges are established for each wage grade. A minimum and maximum rate apply to each classification within the grade.

4.        Wage Schedule

The rates set forth in Appendix A1 - A- 5 shall apply to bargaining unit work.

Effective March 24, 2010, the rates for each job classification will be increased by 3%.

Effective March 24, 2011 the rates for each job classification will be increased by 3%.

Effective March 24, 2012, the rates for each job classification will be increased by 3%.

Effective March 24, 2013, the rates for each job classification will be increased by 3%.

Effective March 24, 2014, the rates for each job classification will be increased by 3%.

5.	Wage Progression

Progression to the job maximum shall be in automatic service steps as indicated in the wage schedules.

6.	Determining Wage Rates

In the event a new bargaining unit job is established, or a substantial change is made in the duties of an existing job, the rate for the new or changed job shall be established by the Company and the Union based on its equitable relationship to other bargaining unit jobs.  If the parties disagree on the rate, the matter shall be subject to the grievance and arbitration procedure.

7.        Special Wage Rates

Red Circle Rates:

When the Company and the Union agree to a *red circle rate as a result of consolidation, or by mutual agreement, the red circle rate shall cease to exist when the employee reaches a rate through advancement that exceeds his red circle rate or if one of the following conditions occurs:

a.	The employee voluntarily bids to lateral or lower rated job.

b.	The employee refuses an opportunity to return to his former job.

*  Red circle is defined as a rate of 10¢ or more as of the time assigned the job, above the maximum rate of the job to which an employee has been transferred.  Rate differences of less than 10¢ shall continue to be paid and general increases shall be applied to said rate.  Employees holding a red circle rate shall receive all general wage increases.

c.
Work assignments to Lead Street Technician leading crews will be made by the General Construction Supervisor or his designee.  Lead Street Technicians at the top of their labor grade will be assigned to all types of street work.  The duties of a Lead Street Technician leading a crew or assigned to inspection work will include all paper work necessary to complete the work order.

d.
Employees who were on the payroll as of 3/24/93, who are currently in job grades 5 -11 or who subsequently move into these job grades will be subject to a twelve month progression.  Employees hired after 3/24/93 will follow the progression as indicated in Schedule A.

VII.  ALLOWANCES

1.        Overtime
Any work performed by operating and manual employees over eight (8) hours in one (1) day or over forty (40) hours in any one payroll week shall be paid as overtime at the rate of time and one half.

    Double time payments will be paid for all hours worked on the 6th and/or 7th day of the employee’s scheduled work week, after 16 continuous hours of work, holidays and call-outs.

    All work, emergency or overtime, shall be distributed equally among all employees as far as practicable.

No employee will be required to take time off for time accumulated in overtime.  In any work week employees will be permitted, where practicable, to make up time lost to a total of forty (40) hours. Such time shall be counted as straight time and paid for accordingly.  In any normal work week employees may make up time taken off voluntarily, provided the  Manager of the Department approves and there is no additional expense to the Company.

2.	Work on Day off

Time worked continuously after a regularly scheduled work period will not be considered as "work on a day off."

3.        Shift Allowance

Employees on regularly scheduled Monday - Friday shifts shall receive a differential above their hourly rate as follows:

Effective March 24, 2010:	2nd shift:	$1.35
	3rd shift:	$1.45

Effective March 24, 2012:	2nd shift	$1.40
	3rd shift	$1.50

Effective March 24, 2014	2nd shift	$1.45
	3rd shift	$1.55

These shift differentials shall not apply to an employee on the first shift, whatever the hours worked.

Employees on a regularly scheduled Saturday shift shall receive an amount of 7% of their hourly wage rates in addition to their regular hourly rates.  Employees on regularly scheduled Sunday shift shall receive an amount of 11% of their hourly wage rates in addition to their regular hourly rates.  The premium rates shall in no case be paid for more than eight (8) hours worked on any shift.

In addition to those employees on a regularly scheduled shift, employees who cover for absences on a straight time basis shall receive the applicable shift allowance.

A regularly scheduled second shift shall not start prior to 11:00 A.M. A regularly scheduled third shift shall not start prior to 10:00 p.m.

The applicable shift bonus will be included in payment for vacations, holidays and compensable injuries for employees regularly assigned to shift work. The shift allowance will not be compounded.

4.        Call-in Allowance

An employee called in to work by a responsible authority of the Company, after he has finished his day's work and has left the Company's property shall, with respect to each such call-in, be paid at the rate of double time for work so performed from the time of call (assuming he arrives within a reasonable amount of time) but shall, in any event, receive for such work performed, after recall, an amount equal to at least six (6) hours of straight time pay.

Employees called in shall phone in for further work before going home, if the first assignment is finished within the three (3) hours guarantee period.  Any further assignment shall be deemed part of the first call-in assignment.

Any employee called in to work one (1) hour before the starting time of his schedule will be paid at the rate of double time for that hour, but the overtime premium shall not be pyramided.

Employees will receive four hours straight time pay for scheduled overtime cancelled with less than 24 hours notice.

5.	Meal Allowance

Effective March 24, 2010, meal allowance will be discontinued.  Employees on the payroll effective March 24, 2010 will receive an increase of 13 cents per hour, prior to the 2010 general wage increase, in lieu of any future meal allowance payments.

6.        Rest Allowance

An employee responding to emergency call-outs, who has worked a total of four (4) hours and who completes his work after midnight, except in cases of extreme emergency, is assured eight (8) hours rest before reporting to work again.  When the eight (8) hours rest period continues beyond the start of the employee's next scheduled shift, such employees will not be required to report until the end of the designated period of rest.  Such employees will not suffer any loss of pay for any time lost between the normal shift starting time and the time they begin work.

Except in cases of extreme emergency, a minimum of eight (8) hours rest will be given to employees who work more than sixteen (16) consecutive hours in any twenty-four (24) hour period.

An employee is responsible for obtaining authorization and advising management that he intends to take rest allowance prior to accepting additional work or continuing to work, when the utilization of rest allowance is probable.

7.        Jury Duty Allowance

Employees who are called for jury service will, for each day paid for such service, be given the difference between such pay as jurors and the amount they would have received at their straight time hourly rate had they worked.  To be eligible for such payment, it shall be the duty of employees called for jury service to present proper evidence of service and the compensation received.  Jury duty allowance will be discontinued following the 40th day of jury duty, or upon the conclusion of an extended case or trial.  Anyone volunteering for jury duty will be precluded from this allowance.

8.       Funeral Leave Allowance

In case of the death of a relative, limited to mother, father, wife, husband, sister, brother, children, mother-in-law, father-in-law, grandchild, or member of the employee's immediate household, time off with pay for scheduled working hours will be allowed not to exceed three (3) consecutive scheduled work days.  One (1) day will be allowed for grandparent, aunt, uncle, niece or nephew, brother-in-law, sister-in-law.

Immediate household is defined as a relative or in-law who has been a permanent resident in the employee's home.

An employee who is scheduled to work, but is absent up to four (4) hours to attend the local funeral, or eight (8) hours to attend an out-of-state funeral of a cousin shall be allowed time off with pay.

The Company will permit four (4) employees time off with pay, not to exceed four (4) hours during their regular work schedule to act as pall bearers at the funeral of an active or retired employee, or a member of an employee's immediate family, as defined above.

9.        Personal Business

Time off with pay will not be given for personal business otherwise except that a Department Manager may grant up to two hour's time off with pay if the conditions merit it in his judgment.

10.      Inclement Weather

Under inclement weather conditions, which include excessive snow, rain, sleet, cold and heat, activity in the C & M Department will be limited to emergency work, as determined by the Company.

Regular C & M Department employees, who report for work during inclement weather, will not be required to perform their normal duties, but will be assigned to other work of the type related to the Mains & Services Department  or in Stores within the Operations Center.

The Company agrees not to change its policy dated February 29, 1980, on work during cold weather in the C & M Department, for the duration of the contract.

If in the judgment of management a hazardous condition caused by severe inclement weather exists, the Company will assign Senior Utility Helpers/Meter Readers  to other work related to their classification.

Training and safety will be given primary emphasis except in cases of emergency and unusual situations.

11.      Stand-by Pay (Regulator Technicians)

Regulator Technicians will receive stand-by pay from November 1 through February. Employees on stand-by duty shall be paid  $27 per day for weekdays and  $39 per day for Saturdays and  $39 per day for Sundays and paid holidays.

12.	Stand-By Pay (C & M Department)

Employees who are part of the Construction and Maintenance Department crews will be assigned to standby duty on all calendar days.

They will form two standby crews which will consist of a Lead Street Technician, backhoe operator and two other C & M Department employees between December 1 and March 31.

Between April 1 and November 30, there will be two standby crews which will consist of a Lead Street Technician, backhoe operator and one other C & M Department employee.

Each standby assignment covers seven 24 hour periods beginning at start of the day shift on Friday. The Company and Union will review the Friday verses Monday start annually.

Employees on stand-by duty shall be paid $27 per day for weekdays and $39 per day for Saturdays and $39 per day for Sundays and paid holidays.

The standby schedule shall not adversely affect the vacation selection by any employee.  It will be the Company's responsibility to assign vacation fill in's, sickness and daily absences for stand-by in a fair and equitable manner from the low overtime list.

13.	Military Service, Payment for

Employees who voluntarily enlist, or are conscripted in the United States Army, Navy, Marines, Air Force, or Coast Guard for full time military service, shall receive one (1) week's pay for each year of service with the Company, up to four (4) weeks pay.

Any employee called by the National Guard or Military Reserve to perform emergency duty shall be paid by the Company the difference between the military pay and his regular straight time daily pay.

In addition, the Company will pay the difference between the military pay and his regular straight time daily pay for employees called to perform normal national guard or reserve duty for up to three weeks per year.

Under either circumstance, to be eligible for such payment, it shall be the duty of the employee to present proper evidence of services and the compensation received.

14.	Coffee Break and Wash-up Time

The Company will allow a coffee break of fifteen (15) minutes in the morning and afternoon for all employees.  Manual workers in the Operating Departments also will receive a wash-up period at the end of the work day of ten (10) minutes.

15.	Appliance Discount Allowance

Employees will be allowed to purchase new appliances which the Company sells to the public, for their personal use or for their relatives’ use at a cost of $15.00 over the Company cost.

16.      Union Business

The Company agrees to grant to members of the Local Union such reasonable leaves of absence without pay for transacting Union business in such numbers and for such lengths of time as may be deemed proper by the Company.  No employee on such leave shall lose any seniority status while absent.  Upon returning, he shall be reinstated in the position he held at the time of taking such leave of absence.  Nothing in this section shall be used for the purpose of discrimination against any official of the Union.

17.      Leaves of Absence

The Company agrees to grant to employees, without pay, such reasonable leaves of absence as may be deemed acceptable by the Company. The company will promptly notify the union of leaves granted.

No employee on such leave shall lose any seniority status while absent. Upon returning he shall be reinstated in the position he held at the time of taking such leave of absence.

An employee not otherwise eligible for sick leave or medical leave who is unable to work as certified by a physician shall be granted up to four months of unpaid medical leave, if eligible for such under applicable law.

18.	Safety Shoe Allowance

A safety shoe allowance of $125 annually, will be provided in accordance with Company policy on safety shoes.

Effective March 24, 2010, the $125 becomes $150. Effective March 24, 2012, the $150 will increase to $160.

19.	Clothing Allowance

The Company will provide gloves for the Street Department employees. The Regulator Technician and his Helper will be furnished coveralls to be used when they go into regulator pits.

Other designated items of clothing will be provided in accordance with the Agreement.

Effective January 1, 2011, outside of initial issuance, all of the designated items will be replaced because of wear if such clothing is turned in.  Clothing will not be replaced if lost or stolen.  New employees will receive an extra allotment of uniforms and the Company will maintain an inventory for replacement issuance going forward. In keeping with the positive image that the Company and the Union wish employees to present to the public, employees will wear the full designated uniform items issued for the respective departments during all business hours.

20.	Tools

The current practice of the Company purchasing tools will continue.

Any new tools that are required for work, because of technological change, will be purchased by the Company. These tools will belong to the Company and will be available for the use of employees.

21.	Employee Stock Purchase Plan

    Effective January 1, 2005, employees who have completed at least five months of service, will be eligible to participate in the Employee’s Stock Purchase Plan.  The Company will pay the full administrative costs of the plan, including brokerage costs.  In addition, the Company will contribute at the time of the payroll deduction, an amount equivalent to 10% of the employee’s payroll deduction.

22.       Educational Reimbursement

Effective January 1, 2005, employees will receive 100% tuition reimbursement for a grade C or better under the guidelines established in the October 15, 2004 agreement.

VIII.  HOLIDAYS

1.	The Company will post a list of holidays before the last day of January of each year and will include the January of the next year.

Recognized Holidays

The following shall be considered legal holidays: (1) New Year's Day, (2)  Martin Luther King’s Birthday (3) President’s Day, (4) Good Friday, (5) Memorial Day, (6) Independence Day, (7) Labor Day,  (8) Thanksgiving Day, (9) Christmas Eve (4 hours pay only), (10) Christmas Day, (11) New Year's Eve (4 hours pay only).

Effective March 24, 2010, employees will receive two floating holidays which will be coordinated in conjunction with the vacation selection process for his/her department.

When state or federal statute requires that any of the holidays set forth above be observed on a day other than the day normally observed, the holiday shall be observed on the day prescribed by state or federal statute, whichever is controlling.

Whenever one of the above holidays falls on a Saturday, the Company at its discretion, may celebrate it the Friday before, the Monday following, or may pay an additional day's pay therefore.  Any of the above holidays which fall on a Sunday shall be celebrated on the following day (Monday).

2.	Holiday Payments

All employees shall be paid for the legal holidays listed above at the regular hourly rate of pay for such employees.  Employees scheduled to work on such holidays shall be paid at the rate of double time for hours worked on that day, in addition to the amount received for such legal holiday.  If the employee has active discipline for attendance of a written warning or more, that employee is required to work the day before, and the day after a holiday, in order to be paid for the holiday, unless the employee has a valid reason for absence, such as hospitalization.

Double straight time shall be paid for work performed on a holiday outside an employee's normal schedule, regardless of other provisions of this Agreement.

3.	Easter Payment

Double straight time shall be paid for hours worked on a regularly scheduled Easter Sunday.

4.	Christmas Eve and New Year's Eve Payment

All employees shall be paid four (4) hours pay at the regular hourly rate of pay for such employees for these half days.

Employees required to continue working into the four (4) hour allowed portion of their work schedule will be paid at the rate of double time for working during that period.

5.	Day Off in Lieu of Holiday

If a holiday falls during an employee's scheduled vacation, or scheduled day off, or during an employee's absence from work because of a compensable injury, he shall receive an additional day's pay or a day off, at the discretion of the employee.

Any employee who is absent from work beyond the period of sick leave allowed him under the terms of Section XIV (Sickness and Disability) will be entitled to receive payment for all holidays remaining in the contract year in which his benefits terminated.  Payments for holidays due under the terms, as outlined above, will be made when the employee returns to work or at the end of the calendar year, whichever occurs first.

IX.  VACATIONS

1.	Employees shall be entitled to vacation time as follows:

One year of service - Two weeks vacation with basic pay after first year anniversary of employment.

Employees who will have been in the continuous employ of the Company for five or more years by December 31st shall be entitled to vacation time as follows:

Five years of service - 3 weeks vacation with basic pay.
Ten years of service - 4 weeks vacation with basic pay.
Twenty years of service - 5 weeks vacation with basic pay.

Vacations may be taken throughout the calendar year.

2.	Selection of Vacations

In selecting vacation periods, the principle of seniority, as defined in Article XI, shall prevail, provided said principle does not interfere with the efficient operation of the Company's business.

The Company will solicit employees choices of vacation periods between February 1 and April 15.  Employees will select the time for the vacation period by May 31.  Vacation periods not selected by May 31 will be selected by employees on a first come first serve basis from remaining weeks not chosen by other employees.  Vacation periods not selected by September 1 will be assigned by the Company.

Half vacation days in the Construction & Maintenance Department will be limited to the celebrated Christmas Eve and New Year’s Eve and when on rest time.  The Company will allow a maximum of two additional days to be taken as half vacation days.

Employees taking vacations during the periods as indicated below will receive one additional day's pay for each week of vacation taken during these periods, limited by the following paragraph:

• C & M	January 1 to April 1

• Customer Service	March 15 to June 15

• Maintenance & Transportation	March 15 to June 15

• Meter Reading	June, July, August

• Meter Shop	October, November, December

• Collections	January, February, March

• Corrosion	January, February, December

• Gas Control	June, July, August

• Stores	January 1 to April 1

3.	Payment of Vacation Allowance

The vacation allowance of wages or salary will be paid to each employee in advance.  Except as provided herein, vacations are not cumulative and must be taken in the calendar year in which they are earned.

4.	Vacation and Personal Sickness

No additional allowance in vacation pay will be made for sickness or disability incurred while on vacation.

Should a serious illness or injury occur, attested to by a physician, that would interfere with an employee's scheduled vacation, then such an employee will not be required to take his scheduled vacation, but can have it postponed to a period mutually satisfactory to the Company and the Union.  In no event will vacations be extended beyond the calendar year.  If such illness or injury extends beyond the calendar year, the employee will be entitled to vacation pay in lieu of time off.

5.	Vacation and Compensable Injury

An employee, unable to complete his vacation because of a compensable injury, will be permitted to carry over the uncompleted portion of this vacation to the following year.

6.	Vacation & Disability Retirement

Employees retiring due to a disability shall not be required to use vacation due them but shall receive such pay upon their retirement.

7.	Vacation Benefits, Deceased Employee

Should an employee die while in the active employment of the Company, leaving a widow, widower, child or children, father or mother, brother or sister surviving and should such death occur on or after January 1 of a vacation year and before he has had his vacation pay, the Company will pay his full vacation pay for that year to his estate.

X. TRANSFERS, PROMOTIONS & JOB BIDDING

1.        Notice Of Vacancies

In accordance with the current Job Posting Procedure, the Company will post notices of vacancies on all bulletin boards, and will consider applications for such vacancies if they are presented in writing, including a statement of qualifications, within three (3) days after such notice of vacancy was posted.

Notifications of jobs posted shall be sent to employees who are out sick or are on vacation on the date the job is posted.  A copy of the notice of vacancy will be given to the union at the time of posting.

Before a position is permanently filled, the Union will be notified and if an employee's qualifications are questioned, he may have them passed upon at a meeting between the Union and the Company.

As vacancies occur in regular jobs that require hiring additional help, every effort will be made to transfer eligible employees from other departments.

2.       Transfers

If there are no qualified bidders, the Company may transfer into the posted job, the junior qualified employee in the department in which the vacancy occurs.

The vacancy shall be filled by the employee accepted for the job within fifteen (15) *working days after his acceptance.  Positions that require special coverage by trained personnel, and no replacement is available, shall not be covered by this provision, but every effort will be made to expedite such transfers.  In the event it takes beyond fifteen (15) *working days to fill the position, the Company will advise the Union of the reasons therefor, and the employee will receive any increases due and commence normal wage progression.

In any twelve (12) month period, employees will be permitted a maximum of two (2) transfers as a result of job bid awards.  This restriction will not apply to promotional job bid awards, within the department, to a higher rated job grade.

3.       Qualifications

Seniority shall prevail whenever there is an advancement, promotion or vacancy, provided the employee can qualify for the job.

1.  Ability to learn the job.
2.  Knowledge, skill and efficiency.
3.  Physical condition.

If a question arises as to who is qualified for such advancement, promotion or vacancy, the matter shall be referred to the grievance procedure and arbitration as set forth in this Agreement.  The right to determine who are to hold supervisory positions is vested exclusively in the Company.

4.       Wage Administration

Rates applying to moves on bids shall be determined in accordance with the following:

A.	A transfer on a bid to a higher-rated job shall be at the step in the new job next above the employee's current rate, with a minimum increase of 10 cents per hour.

B.	A transfer on a bid to a lower classification shall be at the rate one step lower than the current rate, or the maximum rate for the lower classification, whichever rate is lower.

C.	An employee temporarily transferred to a lower-rated position shall be paid his regular rate of pay.

D.
An employee temporarily transferred to a higher-rated position shall be paid a minimum of 15 cents above his present rate in accordance with Appendix A at the step in the job next above the employees current rate provided that the new rate is not greater than the maximum rate for the job to be filled.

E.	An employee temporarily transferred to a higher rated position, which he has previously performed, will be paid the maximum rate for the job to be filled or his current rate, whichever is higher.

F.	Accelerated progression for Helpers in the Service Department will be administered in accordance with the Agreement of March 21, 2001.

G.	Accelerated progression for Laborers in the C & M Department will be administered in accordance with the revised Agreement of March 23, 1993.

I.	Accelerated progression for Lead Street Technician in the DC&M Department will be administered in accordance with the agreements of March 21, 2001 and October 20, 2004.

5.	Temporary Transfers

A.
The union will be notified of all transfers outside of the department in advance, where practicable.  Employees returning to work on light or modified duty may be temporarily transferred to a different classification and/or department and will be utilized to the fullest extent possible, including allowing transfers of less than a full 8 hours in one department, but not to exceed two transfers in one day.  The employee will receive the higher rate for any position worked in the day.

B.	When a transfer for the convenience of management becomes necessary, the least senior qualified person in the classifications selected by the Company shall be the one transferred.

C.	If a qualified person in the same department with greater seniority, whom management determines it can release, opts to take this transfer, the transfer will be awarded to him.

D.	Nothing shall prevent temporary transfers within a department from one job to another.

E.
A person transferred for more than one month to another department will be returned promptly to his regular job upon his request, provided an equally qualified replacement is available, and the vacancy still exists.  If a vacancy still exists, the next least senior qualified employee will be transferred in accordance with B above.

   *  Working day is defined as excluding Saturday, Sunday and holidays.

XI.  SENIORITY

The seniority to be considered shall be Company seniority.

Company seniority shall prevail in lay-off and re-employment after lay-off.  The Company, however, will give the union reasonable notice before action is taken in regard to lay-offs and promotions.

The Company shall furnish the Union with seniority lists, showing the first day of continuous employment of each employee.  Such lists shall be revised quarterly.

An employee's length of continuous service shall be broken by, and his seniority shall cease, for the following reasons:

A.        Voluntary quit;

B.	Retirement;

C.	Discharge for just cause;

D.
Failure to report for work without notification to the Company for three (3) consecutive working days except where such failure to give such notification is caused by illness or other good and acceptable reasons which prohibits the employee from giving notice within three (3) working days;

E.
Failure to report for work when recalled from layoff within ten (10) working days after receipt of a recall notice except where such failure to report is caused by illness or other good and acceptable reasons which prohibits the employee from giving notice within ten (10) working days;

F.	Layoffs of more than five years duration or length of service whichever is less.

G.
Failure to report for work upon termination of disability arising from accident or illness, including pregnancy related disabilities, unless an approved personal leave of absence has been granted except as provided in section 4 below of this agreement;

H.	Absence for more than two (2) years by reason of employment in an official capacity by the Union;

I.	Failure to report for work after the expiration of an approved leave of absence.

Seniority continues to accumulate under the following exceptions:

1.	Parental/Medical Leave will be administered as mutually agreed by the Company and the Union.

2.	A leave of absence signed by an Officer of the Company. Upon the granting of a leave of absence, the Company will promptly notify the Union thereof, in writing, of receipt of the notice.

3.	Illness attested to by a physician's certificate to the limits provided in section 4 below.

4.
An employee with years of service as indicated below who is absent because of physical disability, shall have the right to return with full seniority rights to his former job when a Company-designated physician (a third physician may be selected by the Company physician and the employee's physician to make a final diagnosis) stipulates he is physically able to meet the requirements of the job, or to another job that may be open at the time of his return when, in the judgment of the Company, he meets the qualifications established for such job, provided that such return to work is initiated within the period of time corresponding to the employee's period of service as specified below  following his last day at work, and within one (1) month of termination of disability.

Less than one (1) year of service:  time equal to employment
1 - 2 years of employment:	1 year
3 - 4 years of employment:	2 years
5 and above years of employment:	3 years

An employee who has exhausted sick leave under Article XIV shall be considered eligible for re-employment as provided above. The company will continue its past practice relative to benefits during the period which the right to return continues.

5.	An employee who is granted a leave of absence without pay for transacting Union business for such length of time as is mutually agreed upon by the Company and Union.

6.
Any member of the Local Union, employed in any official capacity by  the Union, shall not lose his seniority in the department of the Company in which he is employed, provided such leave of absence does not exceed two (2) years.

7.
Any employee called in service under the provisions of the Selective Training and Service Act of 1940, or under the authority conferred by the Joint Resolution of Congress entitled "Joint Resolution to strengthen the common defense and to authorize the President to order members and units of reserve components and retired personnel of the Regular Army into active military service," approved August 27, 1940, as amended, who (1) receives the certificate provided for therein (2) is still qualified to perform the duties of his former position, and (3) makes application for reemployment within ninety (90) days after he is relieved from service under that Act or Joint Resolution, unless the circumstances have so changed as to make it impossible or unreasonable to do so.

8.
Service in the forces of the United States of America in times of  war.  Should any governmental regulation make it necessary for the Company to lay off employees, the Company agrees that such lay-off shall be considered as a leave of absence and employees so laid off shall accumulate seniority during such lay-off, but should such an employee fail to report for work, within two (2) weeks of the mailing of a notice of recall, addressed to his last address furnished to the Company by the employee, all of such employee's right to recall or seniority shall cease, unless the Company is notified in writing within said period that said employee is unable to report for work because of Manpower Controls, or other governmental controls, or unless the Company is notified in writing within said period that said employee is temporarily ill.

XII WORK FORCE REDUCTION AND RE-EMPLOYMENT

1.
The Company and the Union jointly recognize that occasions may arise where adjustments of the work force may be necessary either by reduction-in-force, transfer of work, or reorganization of work.  Such force reductions affecting Regular Employees shall be in accordance with the following procedure:

a.
Regular employees will be removed from the classification to be reduced on the basis of their Company seniority.  The senior employees to be reduced may choose their order of reduction on the basis of their Company seniority.

b.	Employees removed from their classifications under this procedure may elect to be transferred to:

1.	Designated entry level jobs provided they have the required qualifications
2.
A lower or equal rated job in their department which they have previously performed and for which they qualify.  They can also take equal or lower rated jobs in the department, for which they qualify, with * minimal training.

3.	A lower or equal rated job for which they qualify outside the department, with *minimal training.

c.	Displaced employees will be removed from the lower or equal rated classification on the basis of their Company seniority, and will also exercise transfer rights in accordance with "b" above.

d.
An employee displaced under this procedure will be offered one favored opportunity to return to his former classification if a vacancy should occur or to a job which ordinarily would be posted on a division wide basis for that department.  This opportunity shall be characterized by the Company's offering this job to such employee prior to, and instead of, posting the notice of such vacancy.  An employee refusing such opportunity will lose such right of return.

e.	Employees who have exhausted their rights under the steps outlined, or who have no such rights, shall be subject to layoff, unless protected by the Employment Security provisions.

f.
Employees affected by the foregoing will retain their rights under the Contract including the Posting, Bidding, and employment security provisions.  In addition, the Company will notify employees on layoff of posted vacancies and afford them the opportunity to bid for such vacancies.

g.	Super seniority will be considered for executive board members.

h.	Bumping up to a higher grade level is permitted to a position which the employee has previously satisfactorily performed.

2.
The Company will maintain a list showing the Company seniority of all regular employees laid off.  Re-employment will be made from this list in accordance with Article XI of the contract prior to hiring new employees.

3.
An employee who is transferred to an equal or lower rated job classification in accordance with this procedure, shall retain his rate of pay at the time of transfer, and shall be eligible to receive general increases.

4.	The red circle rate shall cease to exist when the employee reaches a rate through advancement that exceeds his red circle rate, or under the following conditions:

A.	The employee voluntarily bids to lateral or lower rated job.

B.	The employee fails to bid on any higher rated job openings in his old department or the department he is currently working in.

C.	The employee refuses an opportunity to return to his former job.

5.	It will be the responsibility of laid off employees to keep the Company informed of their current address and telephone number. Recall rights will be in accordance with Article XI.

6.	This agreement will provide for Company-wide bumping rights.

*
Minimal training shall call for a demonstration on the part of the employee of performance satisfactory to the Company ten working days from his time of transfer into the position.  If his performance is not satisfactory, he must revert to an option that does not call for "minimal training."

DESIGNATED ENTRY JOBS

Apprentice Helper
Collector
General Helper  (L.N.G.)
Helper

Inventory Control Generalist
Laborer
Mechanic C (Fleet)
Mechanic B (Maintenance)
Meter Representative
Meter Shop Generalist
Meter Person A
Senior Utility Helper/Meter Reader
Storeroom Clerk  B
Street Tech C

XIII  EMPLOYMENT SECURITY

The Company agrees that no bargaining unit employee on the payroll as of January 1, 2001 will be laid off for lack of work during the term of this agreement.    Effective March 24, 2010, the January 1, 2001 date becomes January 1, 2003.

XIV  SICKNESS AND DISABILITY

1.	Sickness and Disability

Employees will be paid full time less allowable Social Security Disability Benefits at their basic rates while off duty because of sickness or accident not covered by the Worker's Compensation Act as follows:

Weeks
Continuous Service	Allowed

Less than one (1) year	None
1 year to 5 years	6
5 years to 10 years	8
10 years to 15 years	12
15 years to 20 years	16
20 years to 25 years	20
Over 25 years	26

Employees with ten (10) years of service, who are totally disabled shall, in addition, be allowed up to 52 weeks at 60% of base pay, less allowable primary Social Security Disability Benefits.

Special cases can be brought before management for individual consideration.

If payments are made to employees under any law for such sickness or accident, then the difference between such payments and the above schedule will be paid by the Company.

Effective January 1, 1984, employees who have perfect attendance records, on a calendar year basis, will be provided with an additional week of sick pay, beyond their normal entitlement, for each year of perfect attendance, while off duty because of sickness or accident not covered by the Worker's Compensation Act.

The 3/30/06 Agreement regarding utilization of Unum as the Company’s Disability Management Corporation is hereinafter included by reference.  Effective March 24, 2010, the requirement for notification to Unum regarding absences is changed from 7 working days to 5 working days.

2.	Compensation For Injury

Effective 9/1/96, Worker's Compensation benefits will be provided under the terms of a Medical Care Plan which has been approved by the Worker's Compensation Commission for the State of Connecticut.  The Plan provides medical treatment for employees who suffer work-related injuries and illness on or after the effective date, through a mandatory network of physicians, and other care providers.  The provisions of the Plan are incorporated herein by reference.

An employee who is absent from work because of injury or illness covered by the Worker's Compensation Act, shall receive, during the calendar year, pay in addition to the compensation payments so as to give him either:

a.	full pay for a period including any waiting time equal to twice the period of sick leave to which he is entitled under Article XIV, or
b.	full pay for six (6) months whichever is greater, and time lost by reason of such injury or illness, shall not be charged to his sick leave.

The employee may not collect more than his full pay while absent from work on workers compensation leave and is responsible for reimbursing the Company for any over-payments by the
Company as a result of receiving Social Security Disability benefits or any other third party payment as a result of the injury or illness (Article XIV, Section 4 below).

It is agreed that time off during the day given to any employee to treat an injury shall be accumulated toward overtime payment.

3.	Injury in Other Employment

An employee injured while gainfully employed elsewhere shall not be entitled to sick leave allowance for such period of incapacity.

4.       Subrogated Rights

In the event that an employee has a claim against a third party for injury or illness arising out of the injury, for which the Company has paid for time lost from work, the Company shall be subrogated for this third party claim to the extent of its payments to the employee, except for insurance payments made under policies provided by the employee himself.

In instances where the Company has been so reimbursed, the employee's sick leave allowance shall be reinstated to the extent of the reimbursement.

In the event the employee collects damages from such third party whether through a judgment or settlement, the employee shall be obligated to reimburse the Company to the extent of its payments to the employee.  The Company shall have a lien against such proceeds to the extent of such payments.

5.	Disability Retirement

An employee who qualifies for a disability retirement pension under the Pension Plan (see Article XV, Section J of this agreement) may elect to receive such pension or to receive sickness benefits under this Section of the Agreement, but not both at the same time.

6.	Illness Certification

Before making any sickness or accident payment to employees who in the judgment of the Company, may be considered as abusing the sick leave provisions of this Agreement, the Company shall have the right to require a certificate signed by the attending physician or a Company physician, and such other evidence of disability as the Company may deem necessary.  Any employee who fails to observe the Company rules or who misrepresents his condition or cause of same shall be ineligible for the above benefits.

The Union agrees to cooperate with the Company to prevent and eliminate abuses of the sick leave allowance.

XV.  RETIREMENT

1.	Pension Plan

A.
The Company has combined the pension plans covering employees and former employees at Bridgeport and New Haven into a single plan.  The major provisions of the two existing plans have been combined into the new plan.  Except as provided otherwise in this Agreement, the benefit entitlement after the consolidation is the same as the benefit entitlement before the consolidation. The Company shall have no right, title, or interest in the contributions made by it to the Trustee and no part of the Trust Fund shall revert to the Company except after the satisfaction of all liabilities of the Plan, as set forth in Article VIII of the Plan Document.

B.
This Section shall comply with ERISA.  Details, in addition to those which follow, will be found in the Summary Plan Description Booklet entitled "SCG Union Employee Benefits” and the plan document entitled “The Southern Connecticut Gas Company Pension Plan for Union Employees”.

C.        Definitions

1.
Hour of Service - Any hour for which an employee is directly or indirectly paid by the Company whether for the performance of duties or for reasons (such as vacation, sickness, or disability) other than the performance of duties.

2.	Year of Vesting Service - any calendar year in which an employee has at least 975 Hours of Service.

3.	Year of Credited Service

a.
After 1975 - Any calendar year in which an employee has at least 1,950 Hours of Service.  An employee shall receive pro rata credit for any calendar year in which he has fewer than 1,950 Hours of Service; counting any fraction of the total years of service which is greater than one-half as a whole year.

b.	Before 1976 - Any year of an employee's most recent period of continuous service.

D.
This Agreement shall apply only to employees who shall retire during its term.  Employees who retired under former agreements, or who shall retire under future Agreements shall be entitled only to such pensions as are provided for in the Agreements in effect at the time of their retirements.  This paragraph shall survive the expiration of this Agreement.

E.
Effective March 24, 2010 for those employees hired before January 1, 2002, who subsequently retire at Normal Retirement Age with 5 or more years of service, a pension of $52 per month per year of credited service will be paid at the time of retirement. For anyone who retires after 3/24/10 the $52 described above will be increased as follows:

~~•~~	3/24/10	$52
~~•~~	3/24/11	$53
~~•~~	3/24/12	$54
~~•~~	3/24/13	$55
~~•~~	3/24/14	$57

  The total number of years of credited service will be multiplied by the benefit level to determine the amount of the pension.

F.	Employees who continue to work beyond age sixty-five will continue to accrue pension benefits.

G.	Early Retirement

Employees, after five (5) years of continuous service at age 55, may elect early retirement with proportionately reduced benefits.

Employees who are at least 55 years of age, and whose age and years of credited service when added together are equal to or greater than 85, may retire without an actuarial reduction for early retirement.

H.     Vested Rights

Employees, after five (5) years of continuous service, will have a 100% vested right to a retirement benefit at age 65 based on the applicable benefit level and years of credited service at time of termination.

Such terminated vested employee may elect to receive a deferred termination pension following attainment of age 55, and prior to age 65, in which case the pension shall be actuarially reduced.

The surviving spouse of a deferred vested terminated employee shall be entitled to a surviving spouse's pension.  Such pension shall commence on the latter of the first day of the month following the employee's death or the first day of the month following the date on which such employee would have attained age 55.  The benefit shall equal 50% of the actuarially reduced benefit the terminated vested employee would have received if such employee had survived to early retirement eligibility age (or age at death, if later).

I.	Retirement Age

Normal retirement age is sixty-five (65). Prevailing statutory requirements regarding retirement will be adhered to.

J.	Disability Pension

An employee under 65 who has completed ten (10) or more years of continuous service, who becomes totally and permanently disabled, shall be entitled to a full pension based on what he would have received had he worked until age 65.  If he has worked beyond age sixty-five, he will accrue benefits according to the credited service he has earned.  No disability pension shall be payable while sickness and disability benefit payments are being paid pursuant to Article XIV hereof.

Upon his death, his surviving spouse shall begin receiving payments equal to 60% of what the retiree had been receiving.

K.     Pre-Retirement Spouse's Pension

In the event an employee who has completed five (5) or more years of continuous service, dies while actively employed by the Company his spouse shall, upon filing application, be entitled to a retirement benefit commencing on the first day of the month following the employee's date of death.  This pension is based on 60% of the amount the employee would have been entitled to had he retired on the day of death.  The amount will not be actuarially reduced.

L.     Survivorship Option

An employee may elect to take a reduced pension and designate his spouse to receive 50% of this reduced pension for her lifetime.  If, however, the spouse of a retired employee who is receiving an actuarially reduced benefit predeceases the retired employee, the benefit level for the retired employee will revert to the original single life amount.

In the event of the death of:

(1)	the employee in the absence of a surviving spouse, or,
(2)	the retiree who had elected a Joint and Survivor Annuity Benefit and there is no surviving spouse, or,
(3)	the surviving spouse receiving a pension hereunder at his/her date of death;

and there are surviving dependent children of the employee who are under the age of 18, a benefit equal to the 50% joint and survivor annuity shall be payable to the dependent child until the child reaches the age of 18.  Where there is more than one such dependent child under the age of 18, the benefit will be divided equally among the surviving dependent children.   Each such child's benefit shall be paid until that child reaches the age of 18.  Such benefit will be paid upon the furnishing of competent proof to the Company as to how and to whom the pension benefit should be paid.

M.	Pension Trust Fund

A Pension Trust Agreement exists between the Company and a corporate trustee selected by the Company.

The Company agrees to make payments to the Trustee sufficient to meet the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended.

N.     Pension Committee

Questions of eligibility for benefits and the amount thereof are determined by a committee consisting of three (3) or more members appointed by the Company.  Any difference between an applicant for benefits and the committee shall be subject to arbitration as set forth elsewhere in this Agreement.

The pension committee will meet with Union Officers in April and October each year  to go over the semi-annual report including the annual valuation report of the actuary, the assets, receipts and disbursements of the Pension Fund, statements detailing each pension granted during the year, copies of all reports required by law and such additional information as shall be reasonably required for the purpose of keeping the Union Officers properly informed concerning the operation of this Pension Plan Agreement.

O.	Miscellaneous

Duplicate originals of the Pension Plan and of the Pension Trust Agreement are on file with each party to this Agreement.

This Article XV of the Agreement is contingent upon and subject to qualification of the Pension Plan and Trusts under Section 401 (a) and 501 (a) of the Internal Revenue Code, so that payments into the Trust Fund will be deductible from gross income under Section 404(a) of the Internal Revenue Code.

P.
Effective January 1, 2002 (1/1/02), the Company will implement a cash balance plan for employees hired on or after 1/1/02. Only employees hired on or after 1/1/02 will be covered under the Cash Balance Plan.

(1) Cash Balance Plan Formula: The Company will credit the participants' cash balance account with 3.0% of base earnings and such credit will be applied at the end of each plan year from 1/1/02 to 12/31/04. On and after 1/1/05 the benefit credit is 3.5% of base earnings. On or after 1/1/2011 the benefit credit is 4.5% of base earnings and on 1/1/2013 the benefit credit is 5.0% of base earnings.  Balances will earn interest equal to the 30-year treasury rate (but not less than 4%) in effect on December 31 of each year. Three-year vesting will apply.

Q.	Employees hired on or after April 1, 2010 will not be eligible to participate in the Company’s defined benefit pension plans.

2.       TARGET PLAN

Effective 1/16/82 for Local 12298 and 6/1/84, for Local 12021, an employee savings plan was implemented wherein each $1.00 contributed by the employee, up to a maximum of 6% of base pay, receives a $0.25 matching contribution from the Company.  Effective 3/24/93, increases in pay will automatically adjust Target Plan contributions.  Effective 3/24/90 each $1.00 contributed to the Plan by the employee, up to a maximum of 6% of base pay, receives a $0.50 matching contribution from the Company.  Management, administration, etc., will be determined and accomplished at the discretion of the Company.  The savings plan shall remain in effect for the life of the current contract.

Employees hired on or after April 1, 2010, will automatically be enrolled in The Southern Connecticut Gas Company Employee Savings Plan (Target Plan) with a 3% deferral rate, unless they choose to opt-out of enrollment, and will be eligible for an enhanced 401k plan Company contribution of 100% match up to 6% of base pay.

 The Company may combine said Plans and funds with the management plan.

Effective 7/1/96, administrative fees will be paid by the participant, in an amount not to exceed $2.00 per month.

Participants taking loans after 7/1/96 will pay monthly loan administration fees as set by the record keeper, effective 4/1/97. Loans in existence prior to 7/1/96 will incur no fees until 4/1/98.

   Effective 7/1/01, the following provisions will apply:
   -      investment returns credited to participants’ accounts will be net of investment management fees.
-	Loans taken on or after 7/1/01 will be subject to a loan application fee of $25 and a quarterly maintenance fee of $3.75. Recordkeeping fees will not be charged.

XVI.  LIFE INSURANCE

The Company will pay the cost of group life insurance for all employees in the amount of $ $48,000.  Effective 3/1/02 the amount will be $ $49,000; effective 3/1/03, the amount will be $50,000.
A. D. & D. will be provided for active employees in the same face amount as life insurance above.

An employee who participates in the "Extended Option" may purchase up to $50,000 on himself.  In addition, he may purchase dependent coverage on his spouse in the amount of $5,000, and on each child, up to age 19, in the amount of $2,500.

XVII.  RETIREE BENEFITS

I.
Death Benefit:  The Pension Plan will pay to the beneficiary of a deceased retired employee, who dies during the period of this contract, a death benefit based on the benefit amount in effect at the time of his retirement as indicated below:

A.      For Local 12298:

1.
For those who retired prior to January 15, 1957, a death benefit of fifteen hundred dollars ($1,500) with an additional contingent Accidental Death and Dismemberment amount of fifteen hundred dollars ($1,500).

2.	For those who retired after January 15, 1957 and before January 16, 1968 an accidental death and dismemberment amount of $3,000.

3.	With respect to an employee who retired on or after January 15, 1957 the death benefit shall be $5,000. Effective January 16, 1983, the amount will be $6,000.

B.	For Local 12021:

1.	The pension plan will pay to the beneficiary of a deceased retired employee who dies during the period of this Agreement and who retired after April 2, 1962, a lump sum amount of $6,000.

C.	For Local 12000:

1.	The pension plan will pay to the beneficiary of a deceased retired employee who retired after 3/24/98, a lump sum amount of $7,000.
2.	The pension plan will pay to the beneficiary of a deceased retired employee who retired after 3/24/01, a lump sum amount of $8,000.

II.        MEDICAL BENEFITS

A.	General Information

1.
Eligibility:  Covered Retired Employees eligible for Medical/Dental benefits described elsewhere in this Agreement include the following classes of employees and their covered spouses and eligible dependent children:

a.	Employees hired prior to 4/1/96 who subsequently retire from the Company.
b.	Employees hired after 4/1/96 who subsequently retire from the Company with at least 15 years of service.
c.	Employees hired on or after April 1, 2010 will not be eligible for the Company Retiree Health Plan and may participate in the Access Only alternative by paying the full cost of such benefits.

2.
Previously retired employees:   Covered Retired Employees who retired prior to 3/24/96  are subject to the Family Lifetime Maximums and Deductibles which were applicable in the contract under which they retired.

3.	Medical Benefit Caps:

a.
Maximum Per Person Annual Benefit Level:  Covered Retired Employees retiring prior to June 30, 1996 shall have medical benefits and dental benefits based on the coverages provided for elsewhere in this Agreement.  The Company shall provide to Covered Retired Employees retiring after June 30, 1996 such benefits subject to the cap herein.  This cap will apply separately for the following plans:

(1)	The Comprehensive Medicare Supplement for retirees aged 65 and over, and,

(2)	Medical /Dental plans for retirees under age 65.

b.	The Cost for the insured Medical/Dental benefits the Company provides to eligible retirees pursuant to this Agreement shall be the premium cost as determined by the respective insurance carriers.

In calculating the Total Obligation for the self-insured Medical/Dental benefits the Company provides to eligible retirees pursuant to this Agreement, the Company shall utilize the actual claims plus retention (including, but not limited to, Administrative Services Only fees and Stoploss Premiums) for all of the self-insured medical plans offered by the Company (including both union and non-union retirees and active employees) to determine the base cost per participant.

If (i) the Cost for the insured Medical/Dental benefits provided to retirees (less any retiree contribution amount provided for elsewhere in this Agreement) or (ii) the Total Obligation for self-insured Medical/Dental benefits (less any retiree contribution amount provided for elsewhere in this Agreement) exceeds the cap provided in Section “(c)” below, the retiree will pay the difference between the Cost or Total Obligation (less any retiree contribution amount provided for elsewhere in this Agreement)and the cap

c.        Maximum Annual Company Obligation (Cap):

(1)	Individuals who retired on or after June 30, 1996 and before 12/31/04.

(a)	Covered Retirees – Retirees ages 55 - 64:
Medical (Cost or Total Obligation): $6,870 per participant
Dental (Cost or Total Obligation): $512 per participant

(b)	Covered Retirees – Retirees age 65 and over:
Comprehensive Medicare Supplement or any other plans offered to Medicare eligible retirees (Cost or Total Obligation): $2,397 per participant.

(2)	Individuals who retire on or after January 1, 2005:

(a)	Covered Retirees – Retirees ages 55 - 64:
Medical (Cost or Total Obligation): $7,056 per participant
Dental (Cost or Total Obligation): $526 per participant

(b)	Covered Retirees – Retirees age 65 and over:
Comprehensive Medicare Supplement or any other plans offered to Medicare eligible retirees (Cost or Total Obligation): $2,397 per participant.

B.  Medical benefits for Covered Retired Employees Age 65 and over:

1.           Comprehensive Medicare Supplement:

a.	Family Lifetime Maximum Benefit:
(1)	For a Covered Retired Employee retiring on or after April 1, 1996 but prior to April 1, 2001, the Family Lifetime Maximum Benefit will be $110,000.
(2)	For a covered Retired Employee retiring on or after April 1, 2001 but prior to November 1, 2004, the Family Lifetime Maximum Benefit will be $115,000.
(3)	For a covered Retiree retiring on or after November 1, 2004, the Family Lifetime Maximum Benefit will be $125,000.

b.	Calendar Year Deductible: For Covered Retired Employees retiring on or after April 1, 1996, the calendar year deductible shall be as follows:

(1)	For employee with at least 15 years of service at the time of retirement:
$225 per person/$250 per family;

(2)	For employee with less than 15 years of service at the time of retirement (who were hired prior to 4/1/96):
$300 per person/$400 per family.

c.
For employees who retire after February 1, 1989, increases in the cost of the Medicare  Supplement or any other medical plan offered to Medicare eligible retirees for retired employees and spouses, resultant from government-mandated changes in Medicare Insurance which exceed 15% of the previous year's premium, shall be borne equally by the Company and by the retiree and spouse.

2.
Part B Medicare will be provided to Covered Retired Employees (see paragraph II A 1. above) and spouses at age 65.  For Covered Retired Employees who retire on or after February 1, 1989, increases in the Medicare B cost incurred on or after that date shall be borne equally by the Company and the retiree and spouse. However, the maximum monthly benefit paid by the Company will not exceed $43 per retiree and $43 per retiree’s spouse for Covered Retired Employees who retired after March 24,

2001. For Employees who retire on or after March 24, 2005, the maximum monthly benefit paid by the Company will not exceed $53 per retiree and $53 per retiree’s spouse. Effective March 24, 2008, the $53 becomes $63.  Employees hired after April 1, 2010 will not be eligible for any reimbursement for Medicare Part B premiums.

3.
The Company will continue payments for surviving spouses of Covered Retirees (see paragraph II A 1. above) for Medicare Part B and the Medicare Supplement, or any other medical plans offered to Medicare eligible retirees,   for a period of one year from the date of death of the Covered Retiree.

C.      Continuation of Benefits - Early Retirement

1.
The surviving spouse of a Covered Retired Employee (see paragraph II A 1. above), who up to the time of the Covered Retired Employee's death was covered under the Company's medical and dental program as a dependent of the Covered Retired Employee, shall, if under age 65, continue to be covered under the Company’s medical and dental program until the earlier of the surviving spouse's 65th birthday or the date on which the surviving spouse becomes covered under another group plan.  In such cases, where the surviving spouse becomes eligible for another employer group plan, this plan shall be secondary and will coordinate benefits with such plan until said 65th birthday.

2.
In the event a Covered Retired Employee retires early, under the provisions of this Agreement, the benefits included in Article XVIII will be continued for that retired employee until he attains age 65.  The spouse will be covered until she attains age 65.

XVIII.  HOSPITALIZATION AND MEDICAL INSURANCE

1.        Insurance Coverage

The Company agrees to provide the opportunity to enroll for all employees, employees' , covered retirees under age 65, employees’ or covered retirees' spouses under age 65, and unmarried dependent children under twenty-six (26) years of age, who live in Connecticut, if residing out-of-state, the child must be a (1) a full-time student at an accredited school of higher education or (2) with a custodial parent pursuant to a child custody determination, who so desire, in the following Medical insurance program and to pay the membership charges as provided in the regulations of both organizations.

2. Effective 6/1/01, the following plans apply:
  a.   Excellus PPO Extended Option
(1)	Co-payment for office visit to a preferred provider: $10
(2)	Cost-share provisions for non-preferred providers

(a)	Annual Deductible
           Employee Only: $150Employee plus one or more dependents: $300
(b)	Co-insurance paid by employee: 20%
(c)	Out-of-Pocket Limit
Employee only: $500
Employee plus one dependent: $1,000
Employee plus two or more dependents: $1,250
(3)	Lifetime Benefits: unlimited
(4)	Prescription Drug Coverage
(a)	Retail Pharmacy co-payment (30-day supply)
Generic brand: $8
Formulary brand: $22
Non-Formulary brand: $40
(b)     Mail Order Pharmacy (90-day supply)
Generic brand: $16
Formulary brand: $44
Non-Formulary brand: $80
b.	Dental/Vision Option
(1) Dental The Blue Cross Flexible Dental Plan, or equivalent coverage will be provided with cost sharing, as follows:
(a).	Annual Deductible for all covered services other than preventative, diagnostic, and minor restorative services:
Employee Only: $50
Employee plus one or more dependents: $100
(b).        Periodontal benefits
maximum annual benefit: $1,000
co-insurance paid by employee: 50%
(c)         Orthodontic benefits
maximum lifetime benefit per child: $1,500
co-insurance paid by employee: 40%
(d)         Co-insurance paid by employee for major restorative services: 50%
(e).	Unlimited calendar year benefits, except as indicated herein.

(2). Vision Benefits

(a) Eye examination:  Annual, subject to $10 co-payment
(b) Lenses: Annual
(c) Frames: Every other year

c.	Weekly Payroll Deduction Contributions

	Employee Contributions (weekly)

	1/1/2010	1/1/2011	1/1/2012	1/1/2013	1/1/2014	1/1/2015

Excellus PPO (Extended)	6/1/2010	1/1/2011	1/1/2012	1/1/2013	1/1/2014	1/1/2015
Single	$24.43	$25.90	$27.71	$29.65	$31.73	$34.26
Dual	$46.42	$49.20	$52.65	$56.33	$60.28	$65.10
Family	$68.41	$72.51	$77.59	$83.02	$88.83	$95.94

Dental (Anthem) / Vision (VSP)	1/1/2010	1/1/2011	1/1/2012	1/1/2013	1/1/2014	1/1/2015
Single	$3.69	$2.97	$3.12	$3.28	$3.44	$3.61
Dual	$7.86	$6.32	$6.64	$6.97	$7.32	$7.69
Family	$10.01	$8.06	$8.46	$8.89	$9.33	$9.80

3.
The Company and the Union have agreed that should the Company change medical insurance carriers, which results in an immediate increase in the contribution that employees who are members of HMO's must make, such increase shall be borne by the Company for six months.

4.
In the event of the death of an active employee, the surviving spouse and dependents shall continue to be covered under the company's health plan for a period of two years following the employee's death unless the surviving spouse and/or dependents are or become eligible for coverage under another group plan.

5.	Spending Credits For Dropping Medical/Dental Coverage:

The Company will compensate employees for foregoing coverage for themselves and/or their dependents under the Company's medical and dental plans upon providing evidence of insurability, according to the following schedule as administered by the Company:

Weekly Spending Credits
II to I	$7.80
II to 0	$28.97
III to I	$10.72
III to 0	$34.83

6.   For the purpose of allowing employee pre-tax contributions to pay for uncovered medical and dependent care expenses, a Flexible Spending Plan permitted under Section 125 of the Internal
  Revenue Code is established.   Management, administration, etc., will be determined and accomplished at the discretion of the Company.

7,  Medical and Dental Spousal Coverage provision:
Effective 1/1/05, on a voluntary basis for current employees, if a spouse is currently enrolled in a SCG sponsored health and/or dental plan and works full-time (as defined by his or her employer) for a company that offers medical and/or dental coverage and shares in the cost of these coverages, the spouse  will enroll in his or her employer’s plans first, subject to the reimbursement listed below.  The employee can then enroll the spouse in SCG’s plan if desired.  The two plans will coordinate benefits.

A mandatory spousal provision will apply to all employees hired after January 1, 2005 subject to the reimbursement listed below. The employee can then enroll the spouse in SCG’s plan if desired.  The two plans will coordinate benefits.

For the 2011, 2012, 2013, 2014 and 2015 calendar years only, the Company will reimburse the premium contribution cost of single medical and/or dental coverage paid by any employee’s spouse who receives primary medical/dental coverage from his/her employer, providing that the total premium cost to the employee does not exceed the cost to the Company to include the spouse as a dependent.  The employee must present documentation satisfactory to the Company to receive reimbursement.

XIX.  UNION-MANAGEMENT COMMITTEES

1.        Employee Relations Committee

The Company shall appoint a committee of eight (8) which shall be known as the Company Committee and the Union shall appoint a committee of eight (8) employees which shall be known as the Union Committee.  The Union Committee and the Company Committee shall meet monthly at a time mutually agreed upon and at such other times as may be deemed proper to settle grievances or complaints and other problems as may be submitted to the meeting, which shall include general conditions of employment, suggestions for the improvement of relations between the Company and the Union, and employees' suggestions for improving the services of the Company.  Either committee shall submit, in writing and in duplicate, grievances, complaints and other problems, at least five (5) days prior to a stated meeting.  The Union reserves the right at any time to call in Representatives of the International Union.

The practices that were in effect in the previous New Haven Division with regard to pay for such employees shall continue.

2.	Negotiating Committee

The Company will pay for eight (8) employees to attend scheduled meetings.  Not more than eight (8) hours per person will be paid for any meeting and no overtime premium will apply for any time spent in meetings with the Company.  Time spent in meetings outside of work schedules, whether paid or not, shall not count as time worked in computing overtime.

3.	Safety Committee

A joint safety committee of seven persons appointed by the Company and seven persons appointed by the Union will meet monthly with the Company Safety Director to further the program of safety, health and sanitation.

The Company will continue to make reasonable regulations for the safety and health of its employees during their hours of employment, and the Union agrees that it will encourage its members to use the protective devices, wearing apparel and other equipment provided by the Company for the protection of employees from injury.  The Union also agrees that it will encourage its members to report promptly conditions in the Company's plant that might be dangerous to employees and the public and to do all in their power to make Company property and equipment safe, sanitary and dependable.

The Union further agrees to cooperate with the Company to prevent and eliminate instances of compensable illness and injury.

A written report of injury will be made by the responsible management representative for each on the job injury reported by an employee.

Under normal circumstances a copy of this completed form will be given to the employee within three days of his reporting the injury. If circumstances cause a delay, the copy will be given to the employee as soon as practicable.

In addition, a copy of each report will be given to a designated Union Representative at the monthly safety meeting next following the report of injury.

XX.  GRIEVANCE PROCEDURE

1.	The Company will pay for up to five (5) members of the Union Grievance Committee and one (1) aggrieved employee, if necessary, to attend scheduled meetings.

Not more than eight (8) hours per person will be paid for any meeting and no overtime premium will apply for any time spent in meeting with the Company except when the employee returns to a regularly scheduled overtime day or continues work at the request of management.

2.
Should any differences arise between the Company and the Union covered by this Agreement, as to the meaning and application of this Agreement, with respect to rates of pay, wages, hours of employment and other conditions of employment, the procedure of settlement shall be in the following manner:

3.        Grievance Submission

Grievances shall be filed with the Company within *ten (10) working days after the event giving rise to the grievance has occurred, or *ten (10) working days from the time the employee should have reasonably known of the event.

4.	Steps in Procedure

           The grievance steps shall be as follows:

Step 1 - The aggrieved employee and his Steward and his immediate Supervisor shall meet to attempt to adjust the grievance. The Supervisor shall give an answer within one *(1) working day of the meeting.

Step 2 - If the grievance is not resolved in Step 1, the employee shall, in conjunction with a representative of the Union, present the grievance in writing to the Superintendent or Department Head within three *(3) working days of receiving the Step 1 answer.  The Superintendent or Department Head will give an answer, in writing within two *(2) working days after the written grievance is presented to him.

Step 3 - If the grievance is not resolved in Step 2, the Union will request a meeting with the Manager of Employee Relations and/or his designee within two *(2) working days after receiving the Step 2 answer.  The meeting will be held as promptly as mutually practicable between the Union Committee, International Representative of the Union, and the representatives of the Company.  The Company's answer in writing will be given to the Recording Secretary of the Local Union and the International Representative within four *(4) working days after the meeting.

Step 4 - If the grievance is not adjusted in Step 3, the Union may submit the grievance to arbitration by notifying the Company, in writing, within ten *(10) working days after receipt of the Step 3 answer.  The request for arbitration shall be submitted to the American Arbitration Association (Hartford Office) under the then-existing Voluntary Rules of Arbitration.

If the Company and the Union agree on an arbitrator, his name will be submitted to the American Arbitration Association which will take all necessary steps, and their rules will apply.

The arbitrator's award shall be final and binding, but the arbitrator shall have no power to add or to subtract from, or modify in any way, the specific terms of the Agreement.  The expenses of the arbitration, including fees of the arbitrator, shall be borne equally by the parties.

If the parties mutually agree to do so, they may submit such grievance to be arbitrated under the American Arbitration Association's Expedited Rules.

Waiving Steps - If the Company's answer is not given within the time limits specified above for any step, it shall be deemed a waiver of the step and the grievance may be taken to the next step.

Company Grievance - It is understood and agreed that the Company shall have the right to use the second and third steps of the grievance procedure to settle differences that might arise between the Company and the Union.

International Representative - The Union shall have the right to call in a Representative of The United Steelworkers of America, at any time, to represent them on any grievance or other matter.

The Company will pay for five (5) union employees to attend arbitration hearings.

*  Working day is defined as excluding Saturday, Sunday & Holidays

XXI.  DISCIPLINE AND DISCHARGE

1.
Except for a major offense, any warnings given, or disciplinary action taken by the Company, will not be considered after an employee has maintained a clear record for two (2) years.  Discipline is intended only as a corrective measure, and sustained satisfactory performance, not the imposition of penalties, is the objective of any action.

2.
When the Company is investigating a specific complaint against an employee and should disciplinary action be anticipated, the employee shall have his Union Steward or other designated Union representative with him during any meeting with the Company and, at the beginning of such meeting, the Company shall state the nature of the allegation made against the employee.

3.
If discharge is anticipated, the Company shall inform the Union Committee of the reason prior to such discharge.  If the Union believes the discharge was not for just cause, it may be processed, beginning with Step 3 of the Grievance Procedure.

4.
If, upon investigation, it is found by representatives of the Union and the representative of the Company, that such employee has been unjustly discharged, his disposition shall be determined through Agreement of the parties or decision obtained through arbitration.

XXII.  COMPLIANCE (MISCELLANEOUS)

1.        C & M Subcontracting

It is agreed that the Company will utilize its employees in the C & M Department to the fullest extent in the installation of mains and services.

Subcontractors may be used in performing such work, under the following conditions:

(1)	Installing 8-inch and larger mains.

(2)	When projects require specialized equipment not normally used by the Company.

(3)	When, as a result of promotional efforts, developers perform trenching and backfilling with their crews.

(4)	When the C & M Department has a heavy workload.

When the justification for employing subcontractors is a "a heavy workload", the Company will schedule C & M Department Street crews for overtime work during the week(s) that subcontractors are working for this reason.  The overtime scheduled will be either)

•	two (2) extended workdays (minimum ten (10) hours) OR
•	an overtime Saturday (minimum eight (8) hours after 8 hours of penalty overtime has been accrued) at the discretion of the Company.

   This overtime would apply to all C & M employees in the department as of March 25, 2010 or any current employee as of March 25, 2010 who subsequently transfers into the C & M Department.

During the days that said overtime, as described above, is scheduled, meal allowance provisions of the contract shall not be applicable to the employees on such schedule unless and until they have worked three (3) hours after the end of the normal eight (8) hour schedule, or until they have worked two (2) hours after the end of the normal eight (8) hour schedule in accordance with the provision of #3 below.

The following provisions shall also apply:

(1)	Employees who miss work on the scheduled overtime days for any reason (vacation, sick leave, worker's compensation injury, etc), shall receive whatever pay they are entitled to on the basis of an eight (8) hour day, and shall not be entitled to other overtime in lieu of the overtime missed.

(2)	Any penalty days due, but not worked, upon the expiration of this agreement, shall be scheduled and worked as soon as practical, regardless of the provisions of any new agreement.

 (3)   During the months of November, December, January and February, the ten (10) hour days specified shall be reduced to nine (9) hour days and the number of overtime days adjusted accordingly.

2.	Staffing

Effective 3/24/01, C & M crews would be staffed as indicated below. It is understood that more crew members may be assigned when management designates.

Main Line:                 Above 4 inch and over 20 feet in length:  four crew members
          Above 4 inch, 20 feet or less in length, excluding 8 inch or larger sections that include full tees:  three crew members
          4 inch and below:  three crew members

Services:                   2 inch and above and over 20 feet in length:  three crew members
          2 inch and above, 20 feet or less in length excluding 4 inch or larger risers:  two crew members
          1 1/4 inch over 150 feet:  three crew members
          1 1/4 inch 150 feet or less:  Two crew members
          1 1/8 inch and under:  Two crew members

Leak Repair:             Three crew members
          Leak Repair Third Party Damage 1 ¼ inch service and under:  two crew members

Pinpoint Class 2
or 3 leaks:                 Two crew members (implementation with purchase of equipment)

Meter Relocations:	Two crew members

Curb Valve Locations:	Two crew members

Cut-Off's:	Two crew members

Meter Protection:	Two crew members

3.        Physical Examinations

The Company reserves the right, at its own expense, to require new employees to submit to complete physical examinations at the time of employment, and all employees at any reasonable time during employment.

4.	Attendance, Scheduled Work

Employees are required to report for duty, ready to work, at their regularly scheduled time and place. Notice of any change in conditions will be given a reasonable time in advance.

5.	Notifications

All employees covered by this Agreement who find themselves for good cause compelled to absent themselves from work, shall give either the employee's Foreman or Supervisor reasonable notice of intention to be off duty.  Employees shall promptly notify the Company in writing of their proper post office address or any change of address.

6.	Motor Vehicles

No employee may operate a company owned vehicle on personal business without authorization.  No employee may operate a Company owned vehicle at any time in violation of the law, or in disregard for his own safety, or the safety of others, or without proper license.  Where any employee agrees and is authorized and paid to use his own car for any considerable length of time on Company business, the employee is required to carry liability insurance satisfactory to the Company, protecting it against contingent liability.

7.	Fitter A's will be assigned a Helper at all times.

8.	Substance Abuse Policy

The purpose of this policy is to protect the Company, its employees, customers, reputation, and property from any danger which may result from alcohol and drug abuse and to maintain a safe, drug-free work environment as well as to meet legal obligations.

The Substance Abuse Policy effective April 1, 1999 is hereinafter included by reference.

9.        Work by Supervisors

An employee in a supervisory position shall not perform the work of the employee under his supervision except in cases of emergency.

An emergency shall exist when acts beyond the Company's control may endanger public property, Company property, public health and safety, and when continuity of Utility service is threatened or interrupted.

10.      Training

The training of employees is the responsibility of the Company, including the right to designate qualified bargaining unit employees to conduct training.

11.      Installation of Appliances

Appliances sold to ultimate customers by the Company will be installed by the Company's employees insofar as is practicable to do so with existing crews.

12.	Parental/Medical Leave

Parental:

A pregnant employee will be expected to notify her supervisor of her pregnancy, and provide her supervisor with a statement giving the expected date of confinement.

A pregnant employee may continue her employment prior to the expected date of confinement as long as she is physically able to perform her job.  When there is a question of the physical ability of a pregnant employee to perform her job, the company may request a doctor's certificate for verification of health.

Certain benefits are available to pregnant employees under the sickness and disability provisions.

Upon written request, an unpaid parental leave of absence for up to 6 months from date of delivery or adoption of a newly adopted child will be granted for employees who desire to care for a newborn or newly adopted child.

   The Company will allow employees (3) days paid leave upon the finalization of adoption of a child, other than a step-child.

Provided the employee reapplies for work within this 6-month period, he/she will be reinstated with full benefits and salary comparable to that received prior to the leave of absence.  Should the employee apply for, and be granted, unemployment compensation benefits, he/she will not be required to return to work until an opening occurs, or at the end of the 6 month period, whichever occurs sooner.

The cost of Company medical benefits will be reimbursed to those employees who desire to care for a newborn or newly adopted child and who return to work within 6 months, by the Company as follows:

A.	The company will pay for the cost of employees medical benefits during the unpaid leave of absence for a period of up to four months.

Employees who are making a monthly or weekly payroll deduction contribution for health coverage, will be responsible for reimbursing the Company for the amount of the payroll deduction contribution which would otherwise have been made if the employee had not taken the leave.  Such reimbursement shall be made by payroll deduction upon return to work.

B.	Those who return later than four months will be required to pay for the cost of their healthcare benefits beyond the four month period.

If parental leave is not chosen, and the employee submits a letter of resignation at the time he/she leaves active employment, the Company will continue to pay for medical coverage for a period of four months after date of delivery or adoption

Consistent with Article I, Section 3, Legal Considerations, of this Agreement, the Family & Medical Leave Act of 1993 and any subsequent modifications shall control in the event of any conflict between this Agreement's leave provisions and that federal statute or its implementing regulations.  Employees are eligible for FML based on the federal and/or state requirements.

Approval of FML will be made by the disability management provider the Company utilizes.  Employees are not required to utilize his/her vacation time before using FML.  Sick time, and workers compensation time will not run concurrently with FML.

13.	Middlesex Agreement

The Agreement made and entered into in New Haven, Connecticut, by and between the Southern Connecticut Gas Company and the Union, dated April 2, 1969, with subsequent amendments, including the agreement of December 14, 2006, shall be amended as follows:

1.         Article II Recognition

Not withstanding the language in Article II Recognition, the Agreement shall be amended to include in the recognition:  Guilford, Madison, Clinton, Westbrook, Old Saybrook, Killingworth, Chester, Deep River, Essex, Haddam, East Haddam, Lyme, Old Lyme, E. Lyme.

2.	Post jobs for bidding according to the Collective Bargaining Agreement and this Agreement.

3.
To be eligible for the Special Service Representative job, employees must be able to arrive at the center of Old Saybrook (Route 1 and Route 154) within  45 minutes from the time they are notified as long as the employee lives north of the Quinnipiac River / Pearl Harbor Memorial (Q) Bridge.  In addition, he shall have "stand-by" obligations. Employees on stand-by duty shall be paid  $27.00 per day for weekdays and  $39 per day for Saturdays and   $39 per day for Sundays and paid holidays.

4.	Three service technicians will be assigned, but the Company reserves the right to determine whether or not to increase or decrease the number in the future.

5.	The Company will determine the number of additional Service Department personnel who must reside in the area who will also have stand-by obligations.

6.	Special Service Representative will get first call on routine after hours work.

7.	Stand-by Service Department employees will cover all 23's, fire calls, and police calls. If a regular service technician can respond sooner, he will cover the job until the stand-by person arrives.

8.
C & M Department crew(s) made up of one Lead Technician and one Machine Operator will be assigned to the area.  The crew(s) must be able to reach the area, where equipment is housed, within 30 minutes from the time they are notified.  In addition, crew members will have "stand-by" obligations.  Employees on stand-by duty shall be paid  $27 per day for weekdays and  $39 per day for Saturdays and   $39 per day for Sundays and paid holidays.

9.	Two such crews will be assigned initially, but the Company reserves the right to determine whether or not to increase or decrease the number in the future.

10	The Company will establish additional full time jobs in these areas to members of the Local, when in the judgment of the Company, circumstances warrant.

XXIII.  WAGE RANGES
See Appendix A1 – A6

(SUBJECT TO ARTICLE VI, SECTION 7)

PROGRESSION STEPS IN EACH GRADE ARE AS SET FORTH IN EXHIBIT A1 – A5

XXIV.  DURATION OF AGREEMENT

This Agreement, and the provisions thereof, shall be in full force and effect on both parties for the period ending  March 23, 2015 and there-after for successive one (1) year periods, unless one of the parties, hereto, on or before the sixtieth (60th) day next preceding any anniversary date, shall notify the other party hereto, in writing, of its intention to terminate same.  If, instead of terminating this Agreement, either of the parties desires to modify the Agreement for the next succeeding year, notice shall be given on or before the sixtieth (60th) day next preceding the anniversary date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

FOR THE COMPANY:

/s/ Robert M. Allessio By Robert M. Allessio President & Chief Executive Officer

/s/ Joseph L. Vicidomino Joseph L. Vicidomino Director Human Resources

/s/ Iris M. Calovine Iris M. Calovine Manager Human Resources

/s/ Jeffrey Curley Jeffrey Curley Manager Customer Charged Services
/s/ David Fritsch David Fritsch Director Production & Gas Control

/s/ Chris Malone Chris Malone Director Regional Operations

FOR THE UNION:

/s/ Leo W. Gerard United Steelworkers AFL-CIO-CLC By Leo W. Gerard International President

/s/ James English James English International Secretary/Treasurer

/s/ Andrew Palm Andrew Palm Vice President, Administration

/s/ Leon Lynch Leon Lynch Vice President, Human Affairs
/s/ William Pienta William Pienta Director, District 4

/s/ Chris Malone Chris Malone Business Representative

LOCAL 12000:

/s/ Michael J. Wargo Michael J. Wargo President

/s/ Hristo Varsos Hristo Varsos Vice President

/s/ Paul Binley Paul Binkley

/s/ Wanda Mauro Dziubinski Wanda Mauro-Dziubinski
/s/ Raymond P. Lynch Raymond P. Lynch

/s/ John Rizzo John Rizzo

/s/ Mark Vorio Mark Vorio

/s/ Peter Wlcek Peter Wlcek